Exhibit 99.1

FOR IMMEDIATE RELEASE:    November 8, 2012

KEY TECHNOLOGY ANNOUNCES FISCAL 2012 FOURTH QUARTER AND
YEAR-END RESULTS

WALLA WALLA, WA -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for the fourth quarter and year ended September 30, 2012.

Net sales for the three months ended September 30, 2012 were $27.3 million, compared to the $26.5 million reported for the same quarter last year. The Company reported net earnings for the fourth quarter of $1.2 million, or $0.22 per diluted share, compared with a net loss of $1.1 million, or $0.21 per diluted share, in the same period a year ago.

Net sales for fiscal 2012 were $115.2 million, compared to the $116.3 million reported for fiscal 2011. The Company reported net earnings for fiscal 2012 of $449,000, or $0.08 per diluted share, compared to $1.5 million, or $0.27 per diluted share, for fiscal 2011.

Jack Ehren, President and Chief Executive Officer commented, “Although the Company's annual fiscal 2012 operating results - both top and bottom line - did not meet our objectives, I was very pleased with the focus, accountability and execution of our entire company in the fourth quarter. We effectively controlled our costs and realized the benefit of our third-quarter workforce reductions, noticeably improving our profitability. In addition, we continue to positively position the company to execute on our long-term objectives.”

Gross profit for the fourth quarter of fiscal 2012 was $8.9 million compared to $8.1 million in the corresponding period last year, or 32.6% compared to 30.7%, respectively, of net sales. For the 2012 fiscal year, gross profit was $35.8 million, compared to $37.8 million for fiscal 2011, or 31.1% and 32.5%, respectively, of net sales.

Ehren continued, “The margin increase in the fourth quarter of fiscal 2012, compared to the fourth quarter of fiscal 2011, related to the cost reduction initiatives and lower customer support costs.”

Operating expenses for the quarter ended September 30, 2012 were $7.4 million, or 27.1% of net sales, compared to $9.7 million, or 36.8% of net sales, in the same quarter last year. Operating expenses for the year ended September 30, 2012 were $34.9 million, or 30.3% of net sales, compared to $35.3 million, or 30.4% of net sales, for fiscal 2011.

Ehren stated, “Our cost control efforts enabled us to realize significantly lower operating expenses in the fourth quarter, compared to the previous quarters in fiscal 2012 as well as the fourth quarter of fiscal 2011.”

New orders received during the fiscal 2012 fourth quarter were $33.7 million, compared to $33.9 million in the same period last year. Orders received for the fiscal year ended September 30, 2012 were $109.0 million, compared to $116.8 million in fiscal 2011. At the close of the September 2012 quarter, the Company's backlog was $30.8 million, compared to $36.2 million at the close of the corresponding period one year ago. Several large orders included in the fourth quarter ending backlog are not scheduled to ship until after the first quarter of fiscal 2013, resulting in anticipated first quarter fiscal 2013 net sales and results of operations being significantly lower than in the first quarter of fiscal 2012.

Ehren commented, “We consider the anticipated first quarter results to be primarily a timing issue related to the composition of our current backlog, and we currently expect results for fiscal year 2013 to be more aligned with our overall expectations.”

Ehren further commented, “Our strong fourth quarter orders, over half of which were in the potato industry, included several significant french fry processing orders in multiple geographic regions. In addition, we are confident that our successful fourth quarter installation and commissioning of several important orders in multiple market applications will result in future business for Key.”

Ehren concluded, “We continue to be encouraged by future opportunities associated with large potential orders. We remain focused on both executing in the short term and implementing a successful long-term strategy for the Company.”

Conference Call

The Company's conference call related to the fiscal 2012 fourth quarter and year-end results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, November 8, 2012. To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	changes in general economic conditions and disruption in financial markets may adversely affect the business of the Company's customers and the Company's business and results of operations;

•	ongoing uncertainty and volatility in the financial markets related to the U.S. budget deficit, the European sovereign debt crisis and the state of the U.S. economic recovery may adversely affect the Company's operating results;

•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

•	the loss of any of the Company's significant customers could reduce the Company's revenues and profitability;

•	the Company is subject to pricing pressure that may reduce the Company's profitability;

•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;

•	the Company may make acquisitions that could disrupt the Company's operations and harm the Company's operating results;

•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company's revenues, operating results and growth;

•	fluctuations in foreign currency exchange rates could result in unanticipated losses that could adversely affect the Company's liquidity and results of operations;

•	advances in technology by competitors may adversely affect the Company's sales and profitability;

•	the Company's new and existing products may not compete successfully in either current or new markets, which would adversely affect the Company's sales and operating results;

•
the Company's expansion into new markets, increasingly complex projects and applications, and integrated product offerings could increase the Company's cost of operations and reduce gross margins and profitability;

•	the Company's product offerings depend, to a certain extent, on products and components manufactured by others;

•
the Company's information systems, computer equipment and information databases are critical to its business operations, and any damage or disruptions could adversely affect the Company's business and results of operations;

•
the Company's potential inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company's business and prospects for growth;

•	the potential inability to protect the Company's intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;

•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company's results of operations and its customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;

•	the Company's operating results are seasonal and may further fluctuate due to severe weather conditions affecting the agricultural industry in various parts of the world;

•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross margins;

•	compliance with recently passed health care legislation may adversely affect the Company's business;

•
the Company's reported results may be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements, which could require the Company to incur substantial additional expenses; and

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses to the Company and pose challenges for the Company's management.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Contact Information:
Jack Ehren
President and Chief Executive Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362 USA
Tel: 509-529-2161
Email: jehren@key.net
URL: www.key.net

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011

Net sales	$115,174	$116,328	$27,334	$26,453
Cost of sales	79,339	78,531	18,433	18,330
Gross profit	35,835	37,797	8,901	8,123
Operating expenses:
Sales and marketing	17,439	19,474	3,840	5,456
Research and development	8,343	6,939	1,785	2,143
General and administrative	9,070	8,882	1,785	2,136
Amortization of intangibles	15	15	4	4
Total operating expenses	34,867	35,310	7,414	9,739
Gain (loss) on disposition of assets	(15)	4	—	24
Income (loss) from operations	953	2,491	1,487	(1,592)
Other income (expense)	(359)	(542)	159	(144)
Earnings (loss) before income taxes	594	1,949	1,646	(1,736)
Income tax expense (benefit)	145	495	492	(621)
Net earnings (loss)	$449	$1,454	$1,154	$(1,115)
Net earnings (loss) per share
- basic	$0.08	$0.27	$0.22	$(0.21)
- diluted	$0.08	$0.27	$0.22	$(0.21)

Shares used in per share calculation - basic	5,390	5,311	5,348	5,334
Shares used in per share calculation - diluted	5,399	5,329	5,353	5,334

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2012	September 30, 2011

Cash and cash equivalents	$23,755	$28,754
Trade accounts receivable, net	11,426	8,776
Inventories	23,166	24,269
Total current assets	64,193	69,349
Property, plant and equipment, net	18,370	19,433
Goodwill and other intangibles, net	2,560	2,575
Total assets	86,355	94,405
Total current liabilities, including current portion of long-term debt	20,057	26,865
Long-term debt	4,833	5,197
Shareholders' equity	$59,430	$58,774

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